Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports First-Quarter Results

and Declares Quarterly Fixed Dividend

KEY HIGHLIGHTS

•	Delivered $494 million of net earnings, or $0.77 per share; $779 million of core earnings, or $1.21 per share

•	Achieved production of 388,000 barrels of oil per day, exceeding the top-end of guidance

•	Invested $964 million of capital, 5 percent lower than midpoint guidance

•	Generated $1.9 billion of operating cash flow and $1.0 billion of free cash flow

•	Returned $464 million to shareholders through the fixed dividend and share repurchases

•	Strengthened the balance sheet with cash balances increasing $388 million to a total of $1.2 billion

•	On April 22nd, announced business optimization plan targeting $1 billion in annual pre-tax free cash flow improvements

•	On May 5th, agreed to sell equity interest in the Matterhorn Pipeline for approximately $375 million

OKLAHOMA CITY – May 6, 2025 – Devon Energy Corp. (NYSE: DVN) today reports first-quarter results and declares quarterly fixed dividend. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

“Devon delivered a strong first quarter, driven by operating excellence and financial discipline,” said Clay Gaspar, president and CEO. “Oil production once again exceeded our expectations driven by robust base performance and exceptional well results across our assets. This resulted in significant free cash flow, with $464 million returned to shareholders through dividends and share buybacks. We stayed focused on capital allocation, prioritizing high-return investments to build sustainable value for shareholders with a resilient portfolio positioned to thrive in any market environment.”

“Furthermore, I’m excited about our recently announced business optimization plan, which is on track to deliver $1 billion in annual pre-tax free cash flow improvements by the end of 2026. We are pulling forward some progress into this year and are cutting 2025 full year capital by $100 million while maintaining our productive capacity for the remainder of the year. With this, our team has already secured the majority of our 2025 year-end target. We have clear visibility into the remaining goals, and I am confident in our ability to execute this plan effectively,” Gaspar added.

“Looking ahead, our strategic priorities are clear: executing on our high-quality portfolio through operating excellence, maintaining financial strength and rewarding our shareholders, and cultivating a culture of success. With our focused strategy and dedicated team, we are confident we are well-equipped to navigate challenging markets and deliver lasting value,” Gaspar concluded.

FINANCIAL RESULTS

Devon reported net earnings of $494 million, or $0.77 per diluted share, in the first quarter of 2025. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $779 million, or $1.21 per diluted share.

Operating cash flow was $1.9 billion in the first quarter, representing a 17 percent increase compared to the prior quarter. This level of cash flow funded Devon’s capital requirements and resulted in $1.0 billion of free cash flow in the quarter.

During the quarter, Devon’s investment-grade financial position strengthened with cash balances increasing by $388 million to a total of $1.2 billion. The company ended the quarter with outstanding debt of $8.9 billion and a net debt-to-EBITDAX ratio of 1.0 times.

RETURN OF CAPITAL

Devon declared its fixed quarterly cash dividend of $0.24 per share, payable on Jun. 30, 2025, to shareholders of record at the close of business on Jun. 13, 2025.

Devon also returned capital to shareholders through the ongoing execution of its $5.0 billion share-repurchase program. During the first quarter, the company repurchased 8.5 million of its shares for $301 million. Since the inception of the share repurchase program, the company has repurchased 77.5 million shares, at a total cost of $3.6 billion.

OPERATING RESULTS

Devon’s capital activity in the first quarter averaged 23 operated drilling rigs and 6 completion crews across its asset portfolio. This level of activity resulted in 136 gross operated wells being placed online, with an average lateral length of 10,700 feet. Total capital investment was $964 million, or 5 percent below guidance. This positive variance was attributable to effective cost management and lower infrastructure spend primarily in the Delaware Basin.

Devon’s oil production in the first quarter reached 388,000 barrels per day, exceeding guidance by 5,000 barrels. This positive result was driven by strong base performance in the Rockies and better-than-expected well performance in the Eagle Ford. Total companywide production averaged 815,000 oil-equivalent barrels (Boe) per day.

For the first quarter, Devon’s oil, gas and NGL sales totaled $3.1 billion, a 1 percent increase in revenues compared to the prior quarter. The company’s realized price during the period, including commodity hedges, was $42.45 per Boe, up $2.13 per Boe from prior quarter. The improvement was primarily due to higher natural gas liquids (NGL) and natural gas pricing. Natural gas pricing benefited from improved basin differentials primarily in the Delaware.

Production costs, including taxes, averaged $12.42 per Boe in the first quarter. The largest component of production costs is lease operating expense and gathering, processing and transportation costs, which totaled $9.31 per Boe in the quarter.

In the first quarter, Devon divested two corporate real estate assets that resulted in a total impairment of $254 million and sale proceeds of $120 million. As a result of these transactions, Devon’s annual DD&A will decrease by approximately $15 million, and its run-rate financing costs will be reduced by $20 million from the extinguishment of an associated financing lease.

PORTFOLIO UPDATES

On Apr. 1, 2025, the company closed its previously announced Eagle Ford partnership dissolution. Upon close, Devon holds approximately 46,000 net acres with greater than a 95 percent working interest and operatorship in the Blackhawk Field.

On May 5, 2025, Devon agreed to sell its equity interest in the Matterhorn Pipeline for approximately $375 million. The transaction is subject to customary terms and conditions and is expected to close in the second quarter of 2025. Proceeds from the divestiture will be used to further strengthen the company’s investment-grade financial position. The monetization of Devon’s equity ownership will not change the terms or conditions of the company’s secured capacity on the pipeline.

2025 OUTLOOK

Based on the strength of first quarter results, Devon is increasing its full-year 2025 oil production forecast by 1 percent to a range of 382,000 to 388,000 barrels per day. The company is also increasing its total production outlook and now expects volumes to be in the range of 810,000 to 828,000 Boe per day. Devon has also revised its full-year capital guidance to a range of $3.7 billion to $3.9 billion, down from the previous estimate of approximately $3.9 billion. This $100 million reduction reflects the early success of the company’s recently launched business optimization plan.

In the second quarter of 2025, Devon expects oil production to average 381,000 to 387,000 barrels per day. Capital spending in the second quarter is expected to be approximately $1.0 billion and includes $50 million related to multiple land trades in the Delaware Basin that will increase interest on greater than 30 wells.

With the ongoing market and price volatility, Devon will continue to monitor the macro environment and has significant flexibility to adjust its activity and capital programs. Given the company’s investment grade financial position along with low breakeven funding levels, Devon is well positioned to execute on its disciplined plan.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s first-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, May 7, 2025, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact	Media Contact

investor.relations@dvn.com	Michelle Hindmarch
405-228-4450	405-552-7460

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices, including from changes in trade relations and policies, such as the imposition of tariffs by the U.S., China or other countries; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and water disposal; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our ESG initiatives; claims, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2024 Annual Report on Form 10-K (the “2024 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2024 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2024 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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